EXHIBIT 10.17

                              i-View Software, Inc.
                             300 S. Pine Island Road
                                    Suite 261
                            Plantation, Florida 33324

                                October 29, 1996

The Stockholders Listed in Exhibit "A"
Galacticomm, Inc.
4101 S.W. 47th Avenue
Suite 101
Fort Lauderdale, Florida  33314

Dear Lady and Gentlemen:

      This letter serves as your agreement to sell, and our agreement to purchase, all of the shares (the "Shares") of Galacticomm, Inc.'s (the "Company") common stock, par value $.01 per share, owned by each of the stockholders (the "Stockholders") listed in Exhibit "A" attached hereto.

      1. PURCHASE PRICE. Subject to the terms contained herein, in exchange for each of the Shares, i-View Software, Inc. ("i-View") will pay to each of the Stockholders 9.4(cent) in cash and will issue to each of the Stockholders .0644 shares of i-View's common stock, par value $.001 per share, except for the 1,440,000 Shares owned by the Estate of Timothy J. Stryker, (the "Option Shares") which are subject to the Stock Option Agreement referred to in Section 9 hereof. In exchange for each of the Option Shares, i-View will issue Christine Stryker, as personal representative of such Estate, .0644 shares of i-View's common stock plus an additional 92,736 shares. Ms. Stryker will not be paid any cash by i-View for the Option Shares.

      2. ADJUSTMENT TO PURCHASE PRICE. If i-View completes this transaction in accordance with the terms contained herein and the Company's liabilities on the date this letter is fully executed have increased by more than $130,000 over the amount stated in the Financial Statements (as defined in Section 6(e) hereof), the number of i-View's shares of common stock to be issued as part of the purchase price for the Shares and the Option Shares will be reduced in proportion to the dollar amount by which such liabilities have increased by more than $130,000. Any increase in the liabilities of the Company relating to its rental payment obligations under a lease with Atria Family II Limited will be excluded from the calculation of the increase in the Company's liabilities after the date of this letter.

      3. ESCROW ARRANGEMENT. Upon execution of this letter agreement: (a) each of the Stockholders will deliver the stock certificates representing each of the Shares (duly endorsed in blank and notarized) to Lucio, Mandler, Croland, Bronstein & Garbett, P.A., (the "Escrow Agent"), and (b) i-View will deliver to the Escrow Agent a cashier's check made payable to the Company in an amount equal to the lesser of: (i) $100,000 or (ii) the amount of cash held by the Company at the date that all of the Shares are delivered to the Escrow Agent in accordance with the terms of this letter agreement (the "Escrowed Funds"). Until the earlier to occur of November 21, 1996 or the date that i-View provides the Escrow Agent with written notice of its decision to consummate or terminate this transaction, all of the Shares and the Escrowed Funds will be held by the Escrow Agent in accordance with Section 4 hereof. A copy of i-View's notice to the Escrow Agent under this Section 3 will also be provided contemporaneously to each of the Stockholders.

      4. ESCROW PERIOD. Each of the Stockholders acknowledges and understands that i-View is entering into this letter agreement before it has completed its due diligence review of the operations, business and financial condition of the Company. When i-View completes such due diligence review, it shall have the option, in its sole and absolute discretion exercised in good faith, to complete or terminate the purchase of the Shares. Such option must be exercised by no later than November 21, 1996. When i-View decides whether to complete or terminate the transaction contemplated hereby, written notice thereof will be provided to each of the Stockholders and the Escrow Agent. If the transaction is to be completed, i-View will pay each of the Stockholders the purchase price for the Shares in accordance with the terms of this letter agreement and the Escrow Agent will deliver the stock certificates representing the Shares to i-View. If i-View decides to terminate the transaction contemplated hereby, the Escrow Agent will return the stock certificates held in escrow hereby to the addresses for each of the Stockholders set forth herein. Upon the earlier to occur of: (a) 5:00 p.m. (Miami, Florida time) on November 21, 1996, or (b) the Escrow Agent's receipt of i-View's written notice of completion or termination of the transaction contemplated hereby, the Escrow Agent will mail the Escrowed Funds to the Company at the address set forth in this letter agreement. The Escrow Agent will provide for the safekeeping of the stock certificates representing the Shares and the Escrowed Funds in accordance with the care exercised by an escrow agent similarly situated. If any controversy should arise between or among the parties hereto with respect to any matter set forth in this letter agreement, the Escrow Agent may commence an interpleader action in the state or federal courts located in Dade County, Florida and deposit the stock certificates representing the Shares and the Escrowed Funds in the registry of the court in which such action is commenced. Each of the Stockholders and i-View will indemnify and hold harmless the Escrow Agent from any costs or expenses incurred by the Escrow Agent in connection with acting as an escrow agent in accordance with this letter agreement. The Escrow Agent hereby undertakes to and will perform only such duties as are expressly set forth herein, and is entitled to rely on the written notice from i-View. No implied duties or obligations shall be read into this letter agreement against the Escrow Agent. Each of the Stockholders expressly waives any and all conflicts of interest which may exist, now and in the future, between the Escrow Agent acting as legal counsel to i-View and Escrow Agent hereunder.

      5. MANAGEMENT AGREEMENT. Contemporaneously with the execution of this letter agreement, the Stockholders will cause the Company to enter into a Management Agreement with i-View, in the form attached hereto as Exhibit "B."

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      6. REPRESENTATIONS AND WARRANTIES OF EACH OF THE STOCKHOLDERS. As of the
date of this letter agreement each of the Stockholders, severally and not jointly, represents and warrants to i-View as follows:

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to carry on its business as and where now conducted, and to own, operate and lease its properties at and in the places where such properties are now owned, operated or leased by it, and is duly qualified to do business in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect upon the business, operations, assets or liabilities, results of operations or the financial condition of the Company.

         (b) The Company is authorized to issue 10,000,000 shares of common stock, par value $.01 per share, and the total number of issued and outstanding shares of such common stock is 8,871,207 shares on a fully-diluted basis, including the phantom stock units which are convertible into common stock. There is no other capital stock of the Company authorized. All of the issued and outstanding shares of capital stock of the Company are validly issued, fully paid, non-assessable and subject to no preemptive rights with respect thereto. Each Stockholder is both the record and beneficial owner of the shares set forth opposite his or her name on Exhibit "A" and has, with the exception of the Option Shares, the full right, power and authority to sell, transfer and deliver to i-View such shares, free and clear of any liens, claims, charges, options, pledges or other encumbrances, with no personal liability attaching to the ownership thereof. It is acknowledged by i-View that the Option Shares are subject to the Stock Option Agreement referred to in
             Section 9 hereof.

         (c) Except for the Stock Option Agreement referred to in Section 9 hereof, there are no options, warrants or other rights outstanding for the purchase of, nor any outstanding securities convertible into, any shares of capital stock of the Company or any such convertible securities, and neither the Company nor any Stockholder has agreed to issue, purchase, or sell or transfer any of same.

         (d) The execution of this letter agreement by each of the Stockholders and its delivery to i-View is not contrary to the Articles of Incorporation or By-laws of the Company. Neither the execution, delivery nor consummation of this letter agreement by the Stockholders will, with the passage of time, the giving of notice, or otherwise, result in a

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             violation or breach of, or constitute a default under, any term or provision of any material indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which the Company or any Stockholder is a party or to which they or any of them are subject or bound, except for the Stock Option Agreement referred to in Section 9 hereof, nor will it result in the creation of any lien or other material charge upon any of the assets of the Company or any Stockholder, nor will it result in acceleration or termination of any loan or security interest agreement to which the Company or any Stockholder is a party or to which any of the Company's assets or the assets of any Stockholder is subject.

         (e) Prior to the date hereof, i-View has been provided with the unaudited balance sheet of the Company as at September 30, 1996 and the related statements of income and statements of changes in financial positions for the period then ended (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, fairly present the Company's financial condition and results of its operations at and for the period therein specified and give a true and accurate view of the affairs of the Company at and for the period therein specified.

         (f) The Company has filed all income, franchise and other tax returns and reports of every nature required to be filed by it, accurately reflecting any and all taxes owing to the United States, or any other government or any subdivision thereof, domestic or foreign, state or local, or by any other taxing authority, and has paid in full or made adequate provision for the payment of all taxes (including penalties and interest), for which it has or may have liability. The Stockholders have no knowledge of any unassessed tax deficiency proposed or threatened against the Company as a result of its business, and there are no tax deficiencies, not accrued as of September 30, 1996 (including penalties and interest) of any kind assessed against the Company with respect to taxable periods ending on or before the completion of this transaction. The Company is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any such event been asserted or threatened. The federal income tax returns of the Company have never been audited by the Internal Revenue Service.

         (g) There are no claims or proceedings by or against the Company pending or, to the knowledge of the Stockholders, threatened in which, if adversely determined, could reasonably be expected to have a material

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             adverse effect upon the business, operations, assets or
             liabilities, results of operations or the financial condition of the Company.

         (h) No representation or warranty contained in this letter agreement and no document or other written information furnished to i-View pursuant to this letter agreement, or in connection with the transaction contemplated by this letter agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         (i) Each of the Stockholders is acquiring the i-View shares referred to in Section 1 hereof for investment purposes and not with a view to, or for resale in connection with, the distribution thereof (except in a transaction or transactions permitted under the applicable securities laws). Each Stockholder has such knowledge and experience in financial and business matters (as required by Rule 506 of Regulation D of the Securities Act of 1933), and has had such opportunity as he or she deems necessary or appropriate to ask questions of and receive answers from representatives of i-View concerning the business, operations, assets or liabilities, results of operations or the financial condition of i-View, to enable each of the Stockholders to evaluate the merits and risks associated with the ownership of i-View common stock. In addition, each of the Stockholders has been afforded an opportunity to discuss the business, operations and prospects of i-View with representatives of i-View and has also had an opportunity to seek legal and/or financial advice from his or her advisor(s) in connection with the transaction contemplated herein.

      7. REPRESENTATIONS AND WARRANTIES OF I-VIEW. i-View hereby represents and warrants to each of the Stockholders as follows:

         (a) i-View is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to carry on its business as and where now conducted, and to own, operate and lease its properties at and in the places where such properties are now owned, operated or leased by it and is duly qualified to do business in every jurisdiction in which the property owned, operated or leased by it, or in the nature of the business conducted by it, make such qualification necessary.

         (b) The execution of this letter agreement by i-View and its delivery to the Stockholders has been or will be duly authorized by the Board of Directors of i-View and no further corporate action will be necessary on

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             the part of i-View to make this letter agreement valid and binding upon i-View.

         (c) i-View is acquiring the Shares for investment purposes and not with a view to, or for resale in connection with, the distribution thereof (except in a transaction or transactions permitted under applicable securities laws). i-View is an "accredited investor" as required by Rule 506 of Regulation D of the Securities Act of 1933.

      8. I-VIEW'S OFFER TO OTHER STOCKHOLDERS OF THE COMPANY. As soon as reasonably practicable after the completion of the transaction contemplated herein, i-View will offer to purchase the shares of the Company's common stock owned by the other stockholders of the Company on substantially similar terms and conditions as are contained in this letter agreement.

      9. INDEMNIFICATION AND RELEASE OF CHRISTINE STRYKER. i-View will indemnify Christine Stryker from and against any and all costs, expenses and liabilities Ms. Stryker may incur as a result of her sale to i-View of 1,440,000 Shares which are subject to that certain Stock Option Agreement, dated April 30, 1996 (the "Option Agreement"), among Tim Stryker, the Company, and Messrs. Levenson, Tetro, Newman, Berg and Tessier (the "Optionees"). i-View will obtain and deliver to Christine Stryker at the closing, a general release, in for a form acceptable to Christine Stryker, signed by the Optionees in which they: (a) release Christine Stryker, Tim Stryker and the Estate of Timothy J. Stryker, from any and all liabilities and claims arising out of the Option Agreement; (b) waive any rights the Optionees may have under the Option Agreement; and (c) consent to Christine Stryker and the estate of Timothy J. Stryker selling the Option Shares to i-View pursuant to this Agreement.

      10. NO SHOP. In consideration of i-View's obligations under the Management Agreement and the Escrowed Funds which will be delivered to the Company whether the transaction contemplated hereby is completed or terminated, none of the Stockholders will, during the term of this letter agreement, directly or indirectly, discuss or enter into any other proposal, understanding or agreement of any type relating to the Shares or any material assets of the Company.

      11. NON-COMPETITION AND NON-DISCLOSURE COVENANT. For a period of 24 months from the completion of the transaction contemplated hereby: (a) each Stockholder will not, for his or her own account or either as agent, servant or employee, or as a stockholder of any corporation or member of any firm, own, manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of any individual, entity or business that creates products that are substantially similar to the Company's products or has products under development that are substantially similar to the Company's products, both as of the date of this letter agreement; and (b) each Stockholder will not disclose or divulge to others any trade secrets, confidential information, or internal Company business or

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

technical data. For purposes of this letter agreement, "internal Company business or technical data" means customer lists, pricing data, sources of supply, and marketing, production or merchandising systems or plans, proprietary methods, processes, formulae, compositions, inventions, computer programs, algorithms and research projects contemplated or underway as of the date that this letter agreement is fully executed. In the event of an actual or threatened breach by a Stockholder of this Section 11, i-View shall be entitled to an injunction restraining such Stockholder from the prohibited conduct. If a court of competent jurisdiction should hold that the duration and/or scope (geographic or otherwise) of the provisions contained in this Section 11 are unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable, and the parties hereto agree to accept such determination, subject to their rights of appeal. Nothing herein stated shall be construed as prohibiting i-View or any third party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Stockholder who has violated this
Section 11. In any action or proceeding to enforce the provisions of this
Section 11, the prevailing party shall be reimbursed by the other party for all costs incurred in such action or proceeding including, without limitation, all court costs and filing fees, and all reasonable attorneys' fees, incurred either at the trial level or at the appellate level. This Section 11 supersedes all other non-competition provisions in any agreements between the Company and a Stockholder.

      12. CONVERSION OF I-VIEW TO A C CORPORATION. As soon as reasonably practicable after the completion of the transaction contemplated hereby, i-View will be converted from an S Corporation to a C Corporation, as such terms are defined under applicable United States tax laws and regulations.

      13. FINDER'S FEES. i-View and each of the Stockholders represent to each other that no person is entitled to a fee or payment as a finder in connection with the transaction contemplated herein, and each party will indemnify the other party hereto with respect to any claim for a finder's fee in connection therewith.

      14. INFORMATION. Until the closing (or termination) of the transaction contemplated herein, each of the Stockholders will make available for inspection by i-View and its agents all corporate books and records and all other matters reasonably considered by i-View to be relevant to the business and affairs of the Company.

      15. CONFIDENTIALITY. Whether or not the transaction is consummated, all information received by any party with respect to the business and affairs of the Company and i-View will be considered confidential and will not be disclosed to others. This section does not prevent any disclosure to professional advisors and agents of any party hereto. Such information shall not include information available from public sources or which is disclosed or revealed to a party hereto and not identified as confidential.

      16. EXPENSES. Except for an aggregate of up to $2,000 of the Stockholders' costs, expenses and the reasonable legal fees of one law firm chosen to represent all of the Stockholders in connection with this letter agreement, which will be paid by i-View after the

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

completion of the transaction contemplated hereby and i-View's receipt of a reasonably detailed statement therefor, each party will bear its own costs, expenses and legal fees in connection with the transaction contemplated hereby.

      17. COUNTERPARTS. This letter agreement may be signed in two or more counterparts, each of which when executed will be deemed to be an original but all of which taken together shall constitute one and the same letter agreement.

      18. SURVIVAL. All of the representations and warranties of the parties contained herein will survive the execution and delivery of this letter agreement and the closing of the transaction contemplated hereby for a period of 18 months following the closing of such transaction, regardless of any investigation made at any time by the parties hereto.

      19. LIMITATION OF LIABILITY. The aggregate liability of the Stockholders to i-View for breach of a representation and warranty in Section 6 hereof will not exceed $1,700,000, plus any shortfall of cash i-View pays to third parties in accordance with Section 2.2 of the Management Agreement. The liability of the Stockholders to i-View will be allocated among the Stockholders in proportion to the number of Shares sold by each Stockholder under this letter agreement, excluding the Option Shares. In addition, i-View's aggregate liability to the Stockholders for breach of a representation and warranty in Section 7 hereof will not exceed $100,000, which will be allocated among the Stockholders in the same manner as set forth in the preceding sentence.

      20. JURISDICTION; SERVICE OF PROCESS. Each of the parties hereto agrees that all actions or proceedings initiated by any party hereto and arising directly or indirectly out of this letter agreement which are brought by judicial proceedings shall be litigated in any court of competent jurisdiction located in Dade County, Florida. Each of the parties hereto expressly submits to the jurisdiction of such court and consents to process being served in any suit, action or proceeding of the nature referred to in this Section 20 by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of each of the parties set forth hereinafter. Each party hereto agrees that such service will be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and will be taken and held to be valid personal service upon each of the parties hereto. Each of the parties hereto irrevocably and unconditionally waives any objection a party may now or hereafter have to venue in any judicial proceeding of the nature referred to in this Section 20 and any claim that any action or proceeding brought in any such court has been brought in an inconvenient or improper form.

      21. NATURE OF THIS LETTER AGREEMENT. This letter agreement constitutes a binding agreement between and among the parties hereto. However, if the transaction contemplated herein is not completed in accordance with the terms contained herein, Section 15 hereof shall remain in full force and effect after such termination.

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

      If the foregoing correctly sets forth our understanding, please sign and date the enclosed copy of this letter and return it to the undersigned.

                                        Very truly yours,

                                        i-View Software, Inc.
                                        300 S. Pine Island Drive
                                        Suite 261
                                        Plantation, Florida 33324

                                        By: /s/ PETER BERG
                                            --------------------------
                                        Peter Berg, President


      Each of the undersigned has accepted the terms set forth in this letter as of the date indicated.


/s/ CHRISTINE STRYKER                   October 30, 1996
---------------------------------
Christine Stryker, in her
 individual capacity and as
 Personal Representative of
 the Estate of Timothy J. Stryker

/s/ ROBERT SHAW                         October 31, 1996
---------------------------------
Robert Shaw


/s/ STAN JOSEPH                         October 30, 1996
---------------------------------
Stan Joseph


/s/ ROBERT STEIN                        October 31, 1996
---------------------------------
Robert Stein

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

/s/ SCOTT BRINKER                       October 31, 1996
---------------------------------
Scott Brinker


/s/ CHRISTOPHER ROBERT                  October 31, 1996
---------------------------------
Christopher Robert


/s/ KEITH MONEY                         October 31, 1996
---------------------------------
Keith Money


      The undersigned, an authorized representative of the Escrow Agent, hereby accepts, on behalf of the Escrow Agent, the terms and conditions set forth in Sections 3 and 4 hereof.

                                        LUCIO, MANDLER, CROLAND,
                                        BRONSTEIN & GARBETT, P.A.
                                        701 Brickell Avenue, Suite 2000
                                        Miami, Florida 33131

                                        By: /s/ LESLIE J. CROLAND
                                            ---------------------------
                                            Leslie J. Croland, in his capacity
                                             as authorized representative of the
                                             firm and not in his individual
                                             capacity

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                                   EXHIBIT "A"

         NAME OF STOCKHOLDER                          NO. OF SHARES
         -------------------                          -------------

         Estate of Timothy J. Stryker                   3,852,679

         Christine Stryker                                250,324

         Robert Shaw                                    1,100,000

         Stan Joseph                                      666,667

         Robert Stein                                     785,233

         Scott Brinker                                    882,000

         Christopher Robert                               400,300

         Keith Money                                      100,000
                                                        ---------
                                                        8,037,203

                                  EXHIBIT "B"

                              MANAGEMENT AGREEMENT

      This Management Agreement (this "Agreement") dated October __, 1996 is between Galacticomm, Inc., a Florida corporation ("Galacticomm"), and i-View Software, Inc., a Florida corporation ("i-View").

                                    RECITALS

      A. Certain stockholders of Galacticomm and i-View have entered into a letter agreement, pursuant to which such stockholders have agreed to sell, and i-View has agreed to buy, all of the common stock of Galacticomm owned by such stockholders.

      B. Until such time its the completion (or termination) of the letter agreement referred to in Recital A hereof, Galacticomm desires to retain i-View as its managing agent to perform certain operational and administrative functions on behalf of Galacticomm, and i-View is willing to perform such functions on the terms and conditions set forth herein.

      NOW, THEREFORE, the parties hereto agree as follows:

                                       I.

                                    RECITALS

      The Recitals of this Agreement are true and correct and are incorporated herein as part of the terms and conditions of this Agreement.

                                      II.

                              APPOINTMENT AS AGENT

      2.1 APPOINTMENT. Galacticomm hereby appoints i-View as its managing agent and attorney-in-fact to act in Galacticomm's name, place and stead under the terms and conditions set forth herein. Any act of i-View under the terms of this Agreement within the scope of the agency created hereby shall be the act of Galacticomm and not i-View. Galacticomm shall execute and deliver to i-View, as requested by i-View, all instruments, documents and certificates, including powers-of-attorney, necessary or appropriate for i-View to carry out its duties and responsibilities set forth herein.

      2.2 SCOPE OF AGENCY. During the term of this Agreement, I-View shall have the authority to use the cash of Galacticomm and will be responsible to cover any shortfall of cash required to pay all rent due including the rent payable under Galacticomm's lease with Atria Family II Limited, payroll and utility payments and such other financial obligations of Galacticomm as are agreed to in writing by the parties hereto. In performing the operational and administrative functions referred to in this Agreement, i-View shall be subject to the supervision and control of the board of directors of Galacticomm. In no event shall i-View

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make any payment or incur an obligation on behalf of Galacticomm involving in excess of $10,000 without obtaining the prior approval of the board of directors of Galacticomm.

                                      III.

                                      TERM

      3.1 BASIC TERM. Except as provided in Section 3.2 hereof, the term of this Agreement shall commence on the date hereof and shall end upon the completion (or termination) of the transaction referred to in Recital A hereof.

      3.2 TERMINATION IN EVENT OF BANKRUPTCY. If an involuntary or voluntary case or proceeding is commenced against or by Galacticomm under the United States Bankruptcy Reform Act of 1978, as amended, or any similar federal or state statute, i-View may terminate this Agreement upon 30 days prior written notice.

      3.3 RETURN OF FILES. If this Agreement is terminated pursuant to Sections
3.1 or 3.2 hereof, i-View shall return to Galacticomm all files, information and material belonging to Galacticomm in its possession and shall return all powers of attorney and similar documents granted or executed hereunder to i-View; provided, however, that all such files, information and materials shall be made available to i-View for inspection and photocopying during normal business hours; and provided further, that at Galacticomm's sole cost and expense, i-View will make available to Galacticomm its employees to facilitate an orderly transfer of such files, information and materials.

                                       IV.

                                  REMUNERATION

      It is acknowledged and understood by the parties hereto that this Agreement is entered into as an interim measure prior to the completion (or termination) of the transaction referred to in Recital A. Galacticomm shall not be obligated to compensate i-View for its services hereunder.

                                       V.

                                    INDEMNITY

      Galacticomm shall indemnify, save and hold harmless i-View and its officers, directors, employees and agents from and against any obligation, liability, cost or damage resulting from i-View's actions in accordance with the terms of this Agreement, except to the extent occasioned by the gross negligence or willful misconduct of i-View.

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
                                       VI.

                                  MISCELLANEOUS

      6.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to transactions contemplated hereby and may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. Notwithstanding anything else contained herein to the contrary, i-View shall have the right to retain, on Galacticomm's behalf, consultants, accountants, attorneys, engineers or other parties to assist i-View in carrying out its duties and responsibilities hereunder, the fees and expenses of such parties shall be at the sole cost and expense of i-View (unless agreed to the contrary in writing by Galacticomm).

      6.2 BINDING AGREEMENT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Galacticomm and i-View and their respective successors, representatives and permitted assigns.

      6.3 LIMITATION ON DAMAGES. Neither party shall be liable to the other party for any consequential damages resulting from a breach from this Agreement.

      6.4 NO JOINT VENTURE OR PARTNERSHIP. Nothing expressed or implied in this Agreement is intended or shall be construed to create or establish a joint venture or a partnership between the parties hereto.

      6.5 NOTICES. All notices, claims, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if actually delivered as follows:

          (a) IF TO GALACTICOMM, to:

              Galacticomm, Inc.
              4101 S.W. 47th Avenue
              Suite 101
              Fort Lauderdale, Florida 33314
              Attn: President

          (b) IT TO I-VIEW, to:
              i-View Software, Inc.
              300 S. Pine Island Road
              Suite 261
              Plantation, Florida 33324
              Attn: President

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

or such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above (provided, that notice of any change of address shall be effective upon receipt thereof).

      6.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one in the same instrument.

      6.7 FLORIDA LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein.

      6.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may hereafter be declared invalid, void or unenforceable.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

                                        GALACTICOMM, INC.


                                        By: /s/ ROBERT SHAW
                                            -------------------------------
                                            Authorized Representative


                                        I-VIEW SOFTWARE, INC.


                                        BY: /s/ PETER BERG
                                            -------------------------------
                                            Authorized Representative

                                        4